UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  September 17, 2012

GERON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-20859	75-2287752
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

149 COMMONWEALTH DRIVE, SUITE 2070
MENLO PARK, CALIFORNIA 94025
 (Address of principal executive offices, including zip code)

(650) 473-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 17, 2012, Geron Corporation (the “Company” or “Geron”) announced the appointment of Andrew J. Grethlein, Ph.D., as the Company’s Executive Vice President, Technical Operations. Dr. Grethlein’s appointment is effective immediately on his employment start date of September 17, 2012.

Dr. Grethlein, age 48, is a senior executive with over 20 years of biotechnology industry experience.  Prior to joining Geron, Dr. Grethlein was Executive Vice President and Chief Operating Officer for Inspiration Biopharmaceuticals, a biopharmaceutical company, from 2010 to 2012. From 2008 until 2010, Dr. Grethlein was Senior Vice President of Biotechnology and Portfolio Management Team Leader for Hematology at Ipsen S.A., a global specialty pharmaceutical company. His responsibilities at Ipsen included planning and execution of worldwide strategy for product and portfolio development in the hematologic therapeutic area. From 2003 to 2008, Dr. Grethlein served as Senior Vice President of Pharmaceutical Operations at Tercica, Inc., a biopharmaceutical company. In this role, he was a member of the senior executive team that governed corporate strategy, business planning and company operations, and had responsibility for all manufacturing and quality functions. Before joining Tercica, Dr. Grethlein served in various positions at Elan Corporation, a biotechnology company, from 1997 to 2003, including as Senior Director, South San Francisco Pharmaceutical Operations, where he had responsibility as site head for commercial manufacturing operations. From 1995 to 1997, Dr. Grethlein served as Manager, Biologics Development and Manufacturing, for Athena Neurosciences, Inc., a pharmaceutical company.  Prior to this, he served in various engineering positions for the Michigan Biotechnology Institute, a nonprofit technology research and business development corporation. Dr. Grethlein received his A.A. degree in liberal arts from Simon’s Rock Early College, his B.S. in biotechnology from Bates College, and his M.S. and Ph.D. in chemical engineering from Michigan State University.

Pursuant to the terms of an employment agreement that became effective on September 17, 2012 (the “Grethlein Employment Agreement”), Dr. Grethlein’s initial annual base salary will be $355,000.  Dr. Grethlein is also eligible to receive an annual bonus of up to 45% of his annual base salary, payable at the discretion of Geron’s Board of Directors (the “Annual Bonus”).

On September 19, 2012, Dr. Grethlein will be granted a stock option to purchase 600,000 shares of Geron common stock (the “Option”) at an exercise price equal to the closing trading price of Geron common stock as listed on The NASDAQ Global Market on September 19, 2012.  The shares underlying the Option will vest on the following schedule: a) 12.5% of the shares underlying the grant will vest on March 17, 2013, and b) the remaining shares will vest in equal monthly installments over the following forty-two (42) months, subject to Dr. Grethlein’s continued service to the Company; provided, however, that the Option will immediately vest in full upon the occurrence of a Change in Control (as defined in the Grethlein Employment Agreement).  The Option will be granted under Geron’s 2011 Incentive Award Plan, will be immediately exercisable in full, subject to Dr. Grethlein’s entry into a restricted stock purchase agreement with respect to any unvested shares and a repurchase right in favor of Geron, and will terminate ten (10) years from the date of the grant.

In the event that Dr. Grethlein’s employment is terminated due to a Covered Termination (as defined in the Grethlein Employment Agreement), (i) Dr. Grethlein will be entitled to a lump sum severance payment equal to twelve (12) months of his base salary in effect as of such termination and any unpaid Annual Bonus, (ii) Dr. Grethlein and his covered dependents will also be eligible to receive continued healthcare coverage as permitted by COBRA for a period of one (1) year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of the Option (along with the vested portion of any subsequent stock options or other exercisable equity interest in the Company) shall remain outstanding until the earlier of the second anniversary of the date of termination or the original expiration date of the Option, or any subsequent stock option or exercisable equity interest, as applicable.  Dr. Grethlein will also be eligible to participate in Geron’s Amended and Restated Severance Plan (the “Severance Plan”) in the event of a Change of Control (as defined therein).  A description of the Severance Plan can be found on page 39 of the Company’s revised definitive proxy statement, filed with the Securities and Exchange Commission on April 24, 2012.

The foregoing description of the Grethlein Employment Agreement is a summary of the material terms of the Grethlein Employment Agreement and is qualified in its entirety by reference to the Grethlein Employment Agreement, which will be filed as an exhibit to Geron’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

Item 7.01             Regulation FD Disclosure.

On September 17, 2012, the Company issued a press release announcing Dr. Grethlein’s appointment as Executive Vice President of Technical Operations.  A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01             Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Description
99.1	Press release, dated September 17, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GERON CORPORATION

Date: September 17, 2012	By: /s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release, dated September 17, 2012.